Team, Inc. Corporate Executive Officer
Compensation and Benefits Continuation Policy
(as amended, February 9, 2022)

WHEREAS, Team, Inc., a Delaware corporation, (“Team”) and together with its subsidiaries (as hereinafter defined) (together, the “Company”) recognize that the Team’s Corporate Executive Officers play key leadership roles that are critical to the Company’s success; and

WHEREAS, the Company desires to provide members of its corporate executive management with reasonable assurances of compensation continuation in the event of an Involuntary Separation from Service without Cause (as hereinafter defined) or a Voluntary Separation from Service for Good Reason (as hereinafter defined), as well as additional assurances of compensation in the event of an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason in connection with a Change in Control (as hereinafter defined);

NOW, THEREFORE, the Company hereby amends and restates the Team, Inc. Senior Management
Compensation and Benefits Continuation Policy, hereinafter the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy (the “Policy”), effective February 9, 2022, for Separations from Service (as hereinafter defined) after such effective date.

I. Defined Terms

Section X defines certain capitalized terms that are used in this Policy.

II. Severance Benefits for Involuntary Separation from Service Without Cause or Voluntary Separation from Service for Good Reason not Related to Change in Control

Events covered under this Section II consist of Involuntary Separations from Service without Cause and Voluntary Separations from Service for Good Reason that do not occur within 90 calendar days before or within 360 calendar days following a Change in Control.

Upon an Employee’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason that does not occur within 90 calendar days before or within 360 calendar days following a Change in Control, and in consideration of the Employee entering into a general release and non-compete agreement with the Company for a period of one year in a form acceptable to the Company, except as provided in the final paragraph of this Section II, the following benefits shall be provided to the Employee under this Section II:

• Continuation of the Employee’s base monthly salary at the Employee’s base monthly salary level immediately prior to Separation from Service (disregarding any reductions in the Employee’s base monthly salary level that might have occurred) for the following period:

o Eligible Chief Executive Officer of Team (Category I) – 18 months.
o Eligible Presidents and Executive Vice Presidents of Team (Category II) – 15 months.
o Designated Business Unit Presidents, designated Corporate Executive Vice Presidents and designated Senior Vice Presidents of Team (Category III) – 12 months.

If such base salary continuation payments do not exceed the Employee’s Compensation Limit, such payments shall be made in equal installments (the number of such installments to be determined by multiplying the number of months for which the Employee’s salary is to be continued by two, e.g., for an Eligible Category II Designated Officer of Team, by multiplying 15 by two to arrive at 30 installments) payable on the 15ᵗʰ and again on the last day of each month beginning on the last day of the second month following the month in which the
Employee Separates from Service. If such base salary continuation payments exceed the Employee’s Compensation Limit, (a) a separate payment equal to the difference between the Employee’s base salary continuation payments and the Employee’s Compensation Limit shall be paid to the Employee on or before the later of the 15ᵗʰ day of the third month following the end of the Employee’s taxable year in which the Employee Separates from Service or the 15ᵗʰ day of the third month following the end of the Company’s taxable year in which the Employee Separates from Service, and (b) those salary continuation payments that do not exceed the Employee’s Compensation Limit shall be made in equal installments (the number of such installments to be determined by multiplying the number of months for which the Employee’s salary is to be continued by two) payable on the 15ᵗʰ and again on the last day of each month beginning on the last day of the second month following the month in which the Employee Separates from Service. For purposes of Code Section 409A, an Employee’s right to a series of installment payments shall be treated as a right to a series of separate payments.

• On the 60ᵗʰ day following the Employee’s Separation from Service covered under this
Section II, a single sum payment to the Employee shall be made in the following amount:

o Eligible Chief Executive Officer of Team (Category I) – $19,000.
o Eligible Presidents and Executive Vice Presidents (Category II) and designated
Business Unit Presidents, Corporate Executive Vice Presidents and Senior Vice Presidents of Team (Category III) - $15,500.

• Access to reasonable outplacement assistance (six month program) paid by the Company.

Unless the Employee enters into a general release and non-compete agreement for a period of one year in a form acceptable to the Company and unless such agreement becomes irrevocable in accordance with its terms, no benefits will be provided to the Employee under this Section II. If the Employee enters into a general release and non-compete agreement in a form acceptable to the Company that becomes irrevocable, and then breaches such agreement prior to its expiration, the Employee shall not be entitled to any further benefits under this Section II, and the Employee shall restore to the Company all benefits previously paid or made available to the Employee under this Section II.

Upon an Employee’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason that does not occur within 90 calendar days before or within 360 calendar days following a Change in Control, the benefits described in the preceding provisions of this Section II shall be reduced by:
(a) other severance or termination benefits (if any) paid or payable by the Company, or any direct or indirect affiliate of the Company, to the Employee under an employment contract or other arrangement in connection with the Employee’s termination of employment with the Company or any direct or indirect affiliate of the Company; and

(b) other required benefits (if any) paid or payable by the Company, or any direct or indirect affiliate of the Company, to the Employee under any federal or state law, including, without limitation, the Worker Adjustment Retraining Notification Act of 1988, as amended (with the exception of employment benefits payable under state law and payments for accrued but unused vacation) and

(c) notwithstanding anything contained herein, the Section II benefits shall not be reduced by any payments made in exchange for services under a consulting or transition services agreement, in a form acceptable to the Company, entered into by and between Team and the Employee.

III. Severance Benefits for Involuntary Separation from Service Without Cause or Voluntary Separation from Service for Good Reason Related to Change in Control

Events covered under this Section III consist of Involuntary Separations from Service without Cause and Voluntary Separations from Service for Good Reason that occur within 90 calendar days before or within 360 calendar days following a Change in Control. Benefits under this Section III are available only in those cases where both a Change in Control and a covered Separation from Service (i.e., an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason) occur. Unless the Employee enters into a general release and noncompete agreement with the Company for a period of six (6) months in a form reasonably acceptable to the Company and unless such agreement becomes irrevocable in accordance with its terms, no benefits will be provided to the Employee under this Section III.

Upon an Employee’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason that occurs within 90 calendar days before or within 360 calendar days following a Change in Control, and in consideration of the Employee entering into a general release and non-compete agreement with the Company for a period of six (6) months in a form reasonably acceptable to the Company, except as provided in the final paragraph of this Section III, the following benefits shall be provided to the Employee under this Section III:

• Supplemental salary payment equal to the Employee’s base monthly salary immediately prior to Separation from Service (disregarding any reductions in the Employee’s base monthly salary level that might have occurred) multiplied by the following number of months:

o Eligible Chief Executive Officer of Team (Category I) – 36 months.

o Eligible Presidents and Executive Vice Presidents of Team (Category II) – 30 months.
o Designated Business Unit Presidents, Corporate Executive Vice Presidents and Senior Vice
Presidents of Team (Category III) – 24 months.

This supplemental salary payment shall be made in a single sum payment on the 91ˢᵗ day following the Employee’s Separation from Service; provided, however, that such payment must be made on or before the later of (a) the 15ᵗʰ day of the third month following the end of the Employee’s taxable year in which the later of the Employee’s Separation from Service or the Change in Control occurs, or (b) the 15ᵗʰ day of the third month following the end of the Company’s taxable year in which the later of the Employee’s Separation from Service or the Change in Control occurs.

• Supplemental compensation payment related to forgone annual incentive or bonus. Based on the period of months upon which an Employee’s supplemental salary payment is determined under this Section III, the Employee shall receive a supplemental compensation payment computed using the higher of the most recent year’s paid bonus or the average bonus paid for the last three years, or for the number of years that the Employee has been eligible for a bonus if less than three years (e.g., for an Eligible Category II Designated Officer of Team whose “higher of” bonus as so calculated is $100,000, a supplemental compensation payment equal to $250,000, or $100,000 multiplied by two and 1/2 years). This supplemental compensation payment shall be made in a single sum payment on the same date that the Employee’s supplemental salary payment is required to be paid under this Section III. This supplemental compensation payment shall be in addition to any other incentive or bonus compensation earned, but not yet paid, prior to the Change in Control.

• On the same date that the Employee’s supplemental salary payment is required to be paid under this Section III, a single sum payment to the Employee shall be made in the following amount:

o Eligible Chief Executive Officer of Team (Category I) – $66,000.
o Eligible Presidents, Executive Vice Presidents of Team (Category II) and designated Business Unit Presidents, designated Corporate Executive Vice Presidents and designated Senior Vice Presidents of Team (Category III) of Team (Category II) - $55,000.

• Access to reasonable outplacement assistance (six month program) paid by the Company.

Upon an Employee’s Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason that occurs within 90 calendar days before or within

360 calendar days following a Change in Control, the benefits described in the preceding provisions of this Section III shall be reduced by:

(a) other severance or termination benefits (if any) paid or payable by the Company, or any direct or indirect affiliate of the Company, to the Employee under an employment contract or other arrangement in connection with the Employee’s termination of employment with the Company or any direct or indirect affiliate of the Company; and

(b) other required benefits (if any) paid or payable by the Company, or any direct or indirect affiliate of the Company, to the Employee under any federal or state law, including, without limitation, the Worker Adjustment Retraining Notification Act of 1988, as amended (with the exception of employment benefits payable under state law and payments for accrued but unused vacation).

(c) notwithstanding anything contained herein, the Section III benefits shall not be reduced by any payments made in exchange for services under a consulting or transition services agreement, in a form acceptable to the Company, entered into by and between Team and the Employee.

IV. Future Changes to Policy

Except as required to comply with applicable law, including requirements necessary to comply with exceptions to the Code Section 409A requirements, the benefits available under this Policy shall not be reduced at any time that the Board of Directors is aware of any specific prospective Change in Control. Beyond this limitation, the Board of Directors shall provide one year prior written notice to any affected Employee of any future reduction of the Employee’s benefits under this Policy. Any successor in interest to the Company must agree to assume and maintain this Policy in accordance with its terms for a period of 18 months following a Change in Control.

V. Board of Directors Responsibilities

The Compensation Committee of the Board of Directors shall have the authority to interpret, construe and administer this Policy in accordance with its terms, and must use good faith judgment in its determinations. In accordance with this standard, any determination by the Board of Directors regarding whether or not an Employee has experienced an Involuntary Separation from Service without Cause or a Voluntary Separation from Service for Good Reason will be final. However, consistent with Code Section 409A, the occurrence of a Change in Control event must be objectively determinable in order to qualify as a Change in Control under this Policy and any certification by the Board of Directors regarding the occurrence of a Change in Control must be strictly ministerial and not involve any discretionary authority.

VI. Effect on Other Compensation Programs

This Policy has no effect on other compensation programs maintained by the Company, the vesting of an Employee’s stock options or restricted stock units or the ability of an Employee to exercise stock options. Stock options and restricted stock units continue to be governed by the plans and agreements under which they are granted.

VII. Withholding

The Company may withhold from all payments due an Employee hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

VIII. Code Section 409A

This Policy is and has from its inception been intended to comply with, and has been operated in good faith compliance with, the short-term deferral and separation pay plan exceptions to Code Section 409A, and shall be construed in this manner.

IX. Governing Law

Except to the extent superseded by federal law, the laws of the State of Texas shall be controlling in all matters relating to this Policy, including the construction and performance hereof, notwithstanding the principles of conflicts of laws.

X. Definitions

As used in this Policy, the words set forth below shall have the meaning indicated unless the context clearly requires a different meaning.

Board of Directors – the Board of Directors of Team, Inc.

Change in Control – any “Change of Control” as defined in the Team, Inc. 2018 Equity Incentive Plan, as amended and restated May 2021.

Code – the Internal Revenue Code, as amended.

Compensation Limit – for any Employee, two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee Separates from Service, and (2) the sum of the Employee’s annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year of the Employee in which the Employee Separates from Service with the Company (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not Separated from Service).

Eligible Chief Executive Officer of Team (Category I) – the Chief Executive Officer of Team.

Eligible Presidents and Executive Vice Presidents of Team (Category II) - the current Business Unit residents and Corporate Executive Vice Presidents of Team and other designated Business Unit Presidents and Corporate Executive Vice Presidents.

Designated Business Unit Presidents, Corporate Executive Vice Presidents and Senior Vice Presidents of Team (Category III) – the current Senior Vice Presidents of Team and other designated Business Unit Presidents, Corporate Executive Vice Presidents and Senior Vice Presidents of Team (Category III).

Eligible Corporate Executive Officers – an executive officer of Team, who is permanently residing in the United States at the time of his or her Termination of Employment, who is listed as the Eligible Chief Executive Officer of Team (Category I) or an Eligible President or Executive Vice President of Team (Category II) or a designated Business Unit President, designated Corporate Executive Vice President or designated Senior Vice President of Team (Category III).

By resolution of the Compensation Committee of the Board of Directors or the Board of Directors, Employees in eligible senior management positions under the Policy may be added (designated) or, subject to the limitations of Section IV, removed.

Employee – an Eligible Corporate Executive Officer, as described under the above Eligible Corporate Executive Officers paragraph.

Involuntary Separation from Service Without Cause – Termination of Employment by Team or the Company, due to the unilateral exercise of its independent authority, other than due to the Employee’s implicit or explicit request, where the Employee was willing and able to continue providing services, where such Termination of Employment is not the result of

• A good faith determination by the Compensation Committee of the Board of
Directors that the Employee knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or
• A good faith determination by the Compensation Committee of the Board of
Directors that the Employee knowingly violated Team’s Code of Business Conduct and Ethics.

Separation from Service/Termination of Employment – An Employee experiences a Separation from Service or a Termination of Employment (or Separates from Service or Terminates Employment) under this Policy where the level of bona fide services that the Company and the Employee reasonably anticipate that the Employee will continue to perform (either as an Employee or an independent contractor) decreases to no more than 20 percent of the average level of bona fide services performed (either as an Employee or an independent contractor) by the Employee during the immediately preceding 36-month period (or the full period of service to the Company if the Employee has been providing services for less than 36 months).

Voluntary Separation from Service for Good Reason – Termination of Employment by the Employee upon the occurrence of any of the following events without the consent of the Employee

• A material diminution in the base compensation of the Employee;
• A material change in geographic work location for an Employee to a location more than
50 miles from the Employee’s current work location; or
• A material diminution in the Employee’s authorities, duties or responsibilities, and position within the leadership team of Team; provided, however, that a Voluntary Separation from Service for Good Reason shall not be considered to occur solely because an Employee’s authorities, duties or responsibilities, and position are reallocated to other Employees based on a good faith determination by the Compensation Committee of the Board of Directors that such reallocation is necessary in order to adequately address material growth and/or expansion of the business of the Company.

The preceding provisions of this Voluntary Separation from Service for Good Reason paragraph notwithstanding, in order to experience a Voluntary Separation from Service for Good Reason under this Policy, (1) the Employee must provide notice to the Company of the event that would give rise to a Voluntary Separation from Service for Good Reason within 90 days of the initial existence of the condition, upon notice of which Team will be allowed 30 days in which to remedy the condition and not be required to pay benefits upon a Voluntary Separation from Service for Good Reason under this Policy, and (2) the Employee must Separate from Service within two years following the initial existence of one of the three above-listed unfavorable conditions arising without the consent of the Employee and required to receive benefits upon a Voluntary Separation from Service for Good Reason under this Policy.